UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): November 21, 2024

Entero Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-37853	46-4993860
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

777 Yamato Road, Suite 502 Boca Raton, Florida	33431
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 589-7020

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	ENTO	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.04 Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

As previously disclosed in Entero Therapeutics, Inc.’s (“we”, “us”, “our”, or the “Company”) Current Report on Form 8-K filed with the SEC on March 14, 2024, the Company acquired ImmunogenX, Inc. in a merger transaction, the terms of which included, among other things, the Company’s wholly owned subsidiary, ImmunogenX, LLC (“ImmunogenX”), assuming the debt of ImmunogenX, Inc. On November 21, 2024, ImmunogenX received a Notice of Default and Demand for Payment (the “Notice”) relating to that certain Credit Agreement, dated as of October 3, 2022 (as amended, modified, supplemented or restated from time to time, the “Credit Agreement”) by and among Mattress Liquidators, Inc. (“Lender”) and ImmunogenX, Inc.

The Notice informed ImmunogenX that one or more events of default under the Credit Agreement (“Events of Default”) were existing and continuing. Such outstanding Events of Default include (1) ImmunogenX failing to provide Lender complete and accurate financial statements of ImmunogenX for the period ended March 31, 2024, June 30, 2024, and September 30, 2024 (the “IMGX Financial Statements”), (2) ImmunogenX’s cessation of operations constituting a material change in the general nature of ImmunogenX’s business and a Material Adverse Effect (as defined in the Credit Agreement), and (3) failure to provide notice of ImmunogenX’s cessation of operations.

The Company does not agree that any Event of Default exists or is continuing as it relates to the IMGX Financial Statements. In addition to being publicly available, the Company has provided Lender with copies of its Quarterly Reports on Form 10-Q for the periods ended March 31, 2024, June 30, 2024, and September 30, 2024 (the “Quarterly Reports”). As stated in the Quarterly Reports, the Company prepares its financial statements on a consolidated basis and the requested financial information concerning ImmunogenX is included therein. As ImmunogenX only holds two assets, Cypcel and Latiglutenase, with Latiglutenase being the only material asset, the Company does not believe it to be necessary, appropriate, or practicable to produce separate financial statements for ImmunogenX.

The Notice indicated that, as a result of the outstanding Events of Default, pursuant to the terms of Section 8.3 of the Credit Agreement, (a) the outstanding principal balance of the loan made under the Credit Agreement, all interest and fees related thereto, and all other outstanding obligations are accelerated and declared immediately due and payable, and that the Lender demands immediate payment of all obligations, and (b) the Lender is increasing the effective interest rate to the Default Rate (as defined in the Credit Agreement).

As a result of the Events of Default, ImmunogenX may also be deemed to be in default of the stockholder notes ImmunogenX, Inc. entered into with Jack Syage and Peter Felker as part of the acquisition of ImmunogenX, Inc. by the Company (the “Stockholder Notes”), the entry into such notes having been previously disclosed by the Company on its Current Report on Form 8-K filed with the SEC on March 14, 2024. If ImmunogenX is deemed to have defaulted under the Stockholder Notes, the holders of the Stockholder Notes may, at their option and upon notice to ImmunogenX, declare the outstanding principal of, and all accrued interest on, the Stockholder Notes immediately due and payable.

As of the date of the Notice, the aggregate outstanding obligations under the Credit Agreement were approximately $7.4 million, including outstanding principal, accrued and unpaid interest, and other, presently unliquidated, amounts for fees and expenses (including legal fees) payable in accordance with the Credit Agreement and related documents. This outstanding amount does not include any additional obligations incurred following the date of the Notice (including additional interest, which shall continue to accrue on the outstanding obligations following the date of the Notice).

The acceleration or reduction of cash outflows and debt obligations can significantly impact our ability to maintain operations. In order to manage our operating costs, we have reduced headcount and paused development activities, and we are exploring strategic alternatives for the purpose of maximizing value of all of our stakeholders of the Company. We have been, and expect to continue to, explore various potential strategies available to us, including but not limited to raising capital, restructuring our indebtedness and identifying and evaluating potential strategic alternatives, but there can be no assurance that these efforts will be successful, that we will be able to raise necessary capital on acceptable terms, reach agreement with our lenders, or that the strategic review process will result in us pursuing any transaction or that any transaction, if pursued, will be completed on attractive terms or at all. We are evaluating all potential strategic options, including a merger, reverse merger, sale, wind-down, liquidation and dissolution or other strategic transactions. However, there can be no assurances that any particular course of action, business arrangement or transaction, or series of transactions, will be pursued, successfully consummated or lead to increased stakeholder value or that we will make any cash distributions to our stockholders. Any failure in these efforts could force us to delay, limit or terminate our operations, make reductions in our workforce, discontinue our research and development programs, liquidate all or a portion of our assets or pursue other strategic alternatives, and/or seek protection under the provisions of the U.S. Bankruptcy Code.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entero Therapeutics, Inc.

November 27, 2024	By:	/s/ James Sapirstein
	Name:	James Sapirstein
	Title:	Chief Executive Officer